Exhibit 15.1

Tower Bridge House
St Katharine's Way
London E1W 1DD
United Kingdom

Tel: +44 (0) 20 7063 4000
www.mazars.co.uk

Private & Confidential

Midatech Pharma plc

1 Caspian Point

Caspian Way

Cardiff

Wales

CF10 4DQ

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Midatech Pharma plc

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-233901) and Form S-8 (No. 333-209365) of Midatech Pharma PLC of our report dated 25 April 2022, relating to the consolidated financial statements which appear in this Annual Report on Form 20-F. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Mazars LLP

Mazars LLP

London, England

April 25, 2022

Mazars LLP

Mazars LLP is the UK firm of Mazars, an integrated international advisory and accountancy organisation. Mazars LLP is a limited liability partnership registered in England and Wales with registered number OC308299 and with its registered office at Tower Bridge House, St Katharine’s Way, London E1W 1DD. Registered to carry on audit work in the UK by the Institute of Chartered Accountants in England and Wales. Details about our audit registration can be viewed at www.auditregister.org.uk under reference number C001139861. VAT number: GB 839 8356 73